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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.          )

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SIRIUS SATELLITE RADIO INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 25, 2005

To our Stockholders:

      You are cordially invited to attend our Annual Meeting of Stockholders, which will be held on Wednesday, May 25, 2005, at 9:00 a.m., New York City time, in The Auditorium at The Equitable Center, 787 Seventh Avenue, New York, New York 10019. The annual meeting is being held to:

      1. Elect eight directors.

      2. Transact any other business that may properly come before the meeting.

      Only stockholders of record at the close of business on April 4, 2005 are entitled to vote at the annual meeting. A list of stockholders entitled to vote will be available for examination for the ten days prior to the annual meeting, between the hours of 9:00 a.m. and 4:00 p.m., New York City time, at our offices at 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

      Whether or not you expect to attend in person, we urge you to vote your shares via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. If you wish to vote your shares by mail, an addressed envelope for which no postage is required if mailed in the United States is enclosed.

      Voting over the Internet or by telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

Instead of receiving future copies of our proxy statement and annual report materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to you and will also give you an electronic link to the proxy voting site. Please see page 2 (“How can I access the proxy materials and annual report on the Internet?”) of this proxy statement for instructions on receiving your materials by e-mail.

If You Plan to Attend

      Please note that space limitations make it necessary to limit attendance to stockholders. Admission to the meeting will be on a first-come, first-served basis. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date to enter the meeting. Cameras, recording devices and other electronic equipment will not be permitted in the meeting.

By Order of the Board of Directors,
PATRICK L. DONNELLY Executive Vice President, General Counsel and Secretary

New York, New York
April 20, 2005

SIRIUS SATELLITE RADIO INC.

PROXY STATEMENT

      This proxy statement contains information related to the annual meeting of stockholders of Sirius Satellite Radio Inc. to be held on Wednesday, May 25, 2005, beginning at 9:00 a.m., New York City time, in The Auditorium at The Equitable Center, 787 Seventh Avenue, New York, New York 10019, and at any postponements or adjournments thereof. This proxy statement is being mailed to stockholders on or about April 20, 2005.

      A copy of our Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to Sirius Satellite Radio Inc., Attention: Corporate Secretary, 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

ABOUT THE MEETING

What is the purpose of the annual meeting?

      At our annual meeting, stockholders will elect eight directors to our board (Leon D. Black, Joseph P. Clayton, Lawrence F. Gilberti, James P. Holden, Mel Karmazin, Warren N. Lieberfarb, Michael J. McGuiness and James F. Mooney). In addition, management will report on its performance and respond to questions from stockholders.

Who is entitled to vote?

      Only stockholders of record at the close of business on April 4, 2005, the record date for the meeting, are entitled to receive notice of and to participate at the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of the holders of SIRIUS common stock?

      Each outstanding share of our common stock is entitled to one vote on each matter considered at the meeting.

Who can attend the annual meeting?

      Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:15 a.m., New York City time, and seating will begin at 8:30 a.m., New York City time.

      If you are a registered stockholder (that is, if you hold your stock in certificate form or participate in the Sirius Satellite Radio Inc. 401(k) Savings Plan), an admission ticket is enclosed with your proxy card. If you wish to attend the annual meeting, please vote your proxy but keep the admission ticket and bring it with you to the annual meeting.

      If your shares are held in “street name” (that is, through a bank, broker or other holder of record) and you wish to attend the annual meeting, you need to bring a copy of a bank or brokerage statement to the annual meeting reflecting your stock ownership as of the record date.

What constitutes a quorum?

      The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 1,320,497,551 shares of common stock were outstanding.

      Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

      Stockholders of record can vote as follows:

•	Via the Internet: Stockholders may vote through the Internet at www.proxyvotenow.com/siri by following the instructions included with your proxy card.

•	By Telephone: Stockholders may vote by telephone (1-866-353-7844) by following the instructions included with your proxy card.

•	By Mail: Stockholders may sign, date and return their proxy cards in the pre-addressed, postage-paid envelope that is provided.

•	At the Meeting: If you attend the annual meeting, you may vote in person by ballot, even if you have previously returned a proxy card.

      If your shares are held in “street name”, through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I vote by telephone or electronically?

      If your shares are held in “street name” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 5:00 p.m., New York City time, on May 24, 2005.

      If you are a registered stockholder (that is, if you hold your stock in certificate form or participate in the Sirius Satellite Radio Inc. 401(k) Savings Plan), you may vote by telephone (1-866-353-7844), or electronically through the Internet at www.proxyvotenow.com/siri, by following the instructions included with your proxy card.

How can I access the proxy materials and annual report on the Internet?

      This proxy statement and our annual report are available on our website at www.sirius.com. Instead of receiving future copies of our proxy statement and annual report materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to you and will also give you an electronic link to the proxy voting site.

      Registered Stockholders: If you vote on the Internet at www.proxyvotenow.com/siri simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.giveconsent.com/siri and following the enrollment instructions.

      Beneficial Owners: If your shares are held in “street name”, through a broker, bank or other nominee, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.

Can I change my vote?

      Yes. You may change your vote at any time before your shares are voted at the annual meeting by:

•	Notifying our Corporate Secretary, Patrick L. Donnelly, in writing at Sirius Satellite Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020 that you are revoking your proxy; or

•	Executing and delivering a later dated proxy card; or

•	Voting in person at the annual meeting.

      However, if you have shares held through a brokerage firm, bank or other custodian, you may revoke your instructions only by informing the custodian in accordance with any procedures it has established.

What vote is required to approve each item?

      The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Who will count the votes?

      A representative of The Bank of New York, our transfer agent, will tabulate the votes and act as inspector of election.

What is a proxy?

      A proxy is a person you appoint to vote on your behalf. We are soliciting your vote so that all shares of our common stock may be voted at the annual meeting.

Who am I designating as my proxy?

      You will be designating Patrick L. Donnelly, our Executive Vice President, General Counsel and Secretary, and Ruth A. Ziegler, our Deputy General Counsel, as your proxies.

How will my proxy vote my shares?

      Your proxy will vote according to your instructions. If you complete your proxy card but do not indicate your vote on one or all of the business matters, your proxy will vote “FOR” these items. Also, your proxy is authorized to vote on any other business that properly comes before the annual meeting in accordance with the recommendation of our board of directors.

What happens if a nominee for director is unable to serve as a director?

      If any of the nominees becomes unavailable for election, which we do not expect, votes will be cast for such substitute nominee or nominees as may be designated by our board of directors, unless our board of directors reduces the number of directors on our board.

Who is soliciting my proxy, and who will pay the costs of the solicitation?

      SIRIUS is soliciting your proxy. The cost of soliciting proxies will be borne by SIRIUS, which has engaged MacKenzie Partners, Inc. to assist in the distribution and solicitation of proxies. We have agreed to pay MacKenzie $10,000 plus reimburse the firm for its reasonable out-of-pocket expenses. SIRIUS will also reimburse brokerage firms, banks and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. Our directors, officers and employees may solicit proxies on our behalf by telephone or in writing.

When, and how, do I submit a proposal for next year's annual meeting of stockholders?

      To be eligible for inclusion in our proxy statement and form of proxy for next year's annual meeting, stockholder proposals must be submitted in writing by the close of business on December 15, 2005 to Patrick L. Donnelly, Executive Vice President, General Counsel and Secretary, Sirius Satellite Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

      If any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) is instead sought to be presented directly at next year's annual meeting, the proxies may vote in their discretion if (a) we receive notice of the proposal before the close of business on February 28, 2006 and advise stockholders in next year's proxy statement about the nature of the matter and how management intends to vote on such matter or (b) we do not receive notice of the proposal prior to the close of business on February 28, 2006. Notices of intention to present proposals at next year's annual meeting should be addressed to Patrick L. Donnelly, Executive Vice President, General Counsel and Secretary, Sirius Satellite Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

STOCK OWNERSHIP

Who are the owners of the largest amount of SIRIUS' common stock?

      The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2005 by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. In general, “beneficial ownership” includes those shares a person has the power to vote or transfer, and options to acquire our common stock that are exercisable currently or become exercisable within 60 days. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by these owners, have sole investment and voting power with respect to these shares, except as otherwise provided by community property laws where applicable.

	Shares Beneficially Owned as of February 28, 2005
Name and Address of Beneficial Owner of Common Stock	Number	Percent

Apollo Investment Fund IV, L.P.(1)	157,107,857	11.9%
Apollo Overseas Partners IV, L.P. Two Manhattanville Road Purchase, New York 10577
OppenheimerFunds, Inc.(2)	101,384,914	7.7%
Atlas Global Growth Fund
Clarington Global Equity Fund
Security Benefit Life Global Series Fund
Security Benefit Life Worldwide Equity Series D/VA
CUNA Global Series Fund/VA
JNL/Oppenheimer Global Growth Series VA
Oppenheimer Global Fund
Oppenheimer Global Securities Fund/VA
Oppenheimer Global Growth & Income Fund
   Two World Financial Center
   225 Liberty Street, 11th Floor
New York, New York 10281-1008

(1)	This information is based upon an amendment to Schedule 13D filed by Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P. and Apollo Advisors IV, L.P. on January 11, 2005.
(2)	This information is based upon an amendment to Schedule 13G filed by OppenheimerFunds, Inc. on February 15, 2005.

How much stock do the directors and executive officers of SIRIUS own?

      The following table shows the number of shares of common stock beneficially owned by each of our directors, our Chief Executive Officer and the four other most highly compensated executive officers during 2004 as of February 28, 2005. The table also shows common stock beneficially owned by all of our directors and executive officers as a group as of February 28, 2005.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class	Shares Acquirable within 60 days
Leon D. Black(2)	34,870	*	5,135
Joseph P. Clayton(3)	15,152,438	1.1%	10,000,000
Lawrence F. Gilberti	195,117	*	70,135
James P. Holden	168,117	*	45,135
Warren N. Lieberfarb	72,842	*	5,135
Michael J. McGuiness	66,217	*	5,135
James F. Mooney(4)	88,615	*	5,135
Mel Karmazin	4,502,973	*	—
Scott A. Greenstein	3,078,072	*	1,600,000
James E. Meyer	1,884,536	*	716,666
Patrick L. Donnelly	2,973,122	*	1,716,666
David J. Frear(5)	1,544,633	*	883,333
All Executive Officers and Directors as a Group (12 persons)(6)	29,761,552	2.2%	15,052,475

*	Less than 1% of our outstanding shares of common stock.
(1)	These amounts include shares of common stock, restricted shares of common stock and restricted stock units which the individuals hold and shares of common stock they have a right to acquire within the next 60 days through the exercise of stock options as shown in the last column. Also included are the shares of common stock acquired under our 401(k) savings plan as of February 28, 2005: Mr. Karmazin—2,973 shares; Mr. Clayton—23,677 shares; Mr. Donnelly—3,045 shares; and Mr. Frear—1,696 shares.
(2)	Mr. Black is the founding partner of Apollo Management, L.P., an affiliate of Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. Mr. Black disclaims beneficial ownership of all shares of our common stock in excess of his pecuniary interest.
(3)	Includes 10,000 shares held by a partnership and 15,000 shares held in a trust. Mr. Clayton has adopted a plan pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Pursuant to this plan, each month (commencing in April 2005 and ending in December 2005) Mr. Clayton expects to exercise options with respect to 600,000 shares of our common stock and sell the shares received upon exercise. The exercise of these options and the sale of the underlying common stock are subject to certain conditions contained in the plan.
(4)	Includes 9,100 shares held as custodian for a child.
(5)	Includes 1,900 shares held by spouse.
(6)	Does not include 49,011,433 shares issuable under stock options that are not exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of ownership of our common stock and changes in such ownership with the Securities and Exchange Commission, or the SEC. Based on our records and other information, we believe that our directors and executive officers met all applicable filing requirements during 2004, with the exception of James F. Mooney who filed one late report regarding the acquisition of shares held as custodian for a child.

GOVERNANCE OF THE COMPANY

What are the responsibilities of the board of directors?

      The business and affairs of SIRIUS are managed by or under the direction of our board of directors. Our board reviews and ratifies senior management selection and compensation, monitors overall corporate performance and ensures the integrity of our financial controls. Our board of directors also oversees our strategic and business planning processes.

What are the current committees of the board of directors and who are the members of these committees?

      Our board of directors maintains three standing committees, an Audit Committee, a Compensation Committee and a Finance Committee.

      The following table shows the current members and chairman of each committee, the number of committee meetings held during 2004 and the functions performed by each committee:

Committee	Functions

Audit Number of Meetings: 11 Members: Lawrence F. Gilberti James P. Holden James F. Mooney*	• • • • • •	Selects our independent registered public accounting firm
Reviews reports of our independent registered public
accounting firm
Reviews and approves the scope and cost of all services,
including all non-audit services, provided by the firm selected to conduct the audit
Monitors the effectiveness of the audit process
Reviews adequacy of financial and operating controls
Monitors corporate compliance program

Compensation Number of Meetings: 6 Members: Leon D. Black Lawrence F. Gilberti* James P. Holden	• •	Reviews and approves salaries and other compensation matters for executive officers
Administers stock compensation program, including grants of options, restricted stock units and other equity based compensation under our long-term incentive plan

Finance Number of Meetings: 9 Members: Leon D. Black James P. Holden* Michael J. McGuiness	• • • •	Reviews and approves operating and capital budgets
Reviews and approves proposed changes to our business
Assists in identifying and implementing means to reduce
operating and capital expenditures and increase and enhance
profitability and cash flows
Assists in evaluating financing opportunities

* Chairman

How often are directors elected to the board?

      All directors stand for election annually. Our board reaffirms its accountability to stockholders through this annual election process.

Does the board have a nominating or corporate governance committee?

      Our board of directors does not maintain a nominating or corporate governance committee. Given the small size of our board of directors, the directors have decided not to form either a nominating or corporate governance committee.

How does the board select nominees for the board?

      Our board of directors, as a whole, reviews possible candidates for the board and is responsible for overseeing matters of corporate governance, including the evaluation of performance and practices of the board of directors, the board's committees, management succession plans and executive resources. The board of directors considers suggestions from many sources, including stockholders, for possible directors. Such suggestions, together with appropriate biographical information, should be submitted to our Corporate Secretary, Sirius Satellite Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020. Candidates who are suggested by our stockholders are evaluated by the board of directors in the same manner as are other possible candidates. During 2004, our board of directors did not retain any third parties to assist in the process of identifying and evaluating potential nominees for our board of directors.

Who is the board's chairman?

      In November 2004, the board elected Joseph P. Clayton to serve as chairman of our board of directors. The chairman of our board organizes the work of the board and ensures that the board has access to sufficient information to enable the board to carry out its functions, including monitoring the company's performance and the performance of management. In carrying out this role, the chairman, among other things, presides over meetings of the board of directors, establishes the agendas of each meeting of the board in consultation with our Chief Executive Officer, and oversees the distribution of information to directors.

How does the board determine which directors are considered independent?

      Our board reviews the independence of our directors annually based on answers the directors provide on a written questionnaire. The questionnaire is designed to uncover transactions and relationships between each director and members of his immediate family and SIRIUS, other directors, members of our senior management and our affiliates. Under the Marketplace Rules of the NASDAQ Stock Market and Securities Exchange Act Rule 10A-3(b)(1), our board has determined that only Messrs. Clayton and Karmazin do not qualify as independent directors.

Who is the Audit Committee's financial expert?

      Our board of directors has determined that Mr. James F. Mooney, the chairman of the Audit Committee, is qualified as an “audit committee financial expert” within the meaning of SEC regulations, and he has accounting and related financial management expertise within the meaning of the listing standards of the NASDAQ.

How often did the board meet during 2004?

      During the year ended December 31, 2004, there were 12 meetings of our board of directors, and the board took action once by written consent in lieu of a meeting. Each director attended more than 90% of the total number of meetings of the board and meetings held by committees on which he served. Directors are encouraged to attend the annual meeting of stockholders, but our board of directors does not have a formal policy with respect to attendance. Messrs. Clayton and Gilberti attended and participated in our 2004 annual meeting of stockholders.

How are the directors compensated?

      Each member of our board of directors who is not employed by us receives an annual retainer of $80,000 per year payable in the following manner:

•	$24,000 in the form of cash, restricted stock units, options to purchase our common stock, or any combination thereof, at the election of the director; and

•	$56,000 in the form of restricted stock units, options to purchase our common stock, or any combination thereof, at the election of the director.

      If any director fails to attend at least 75% of the meetings of the board of directors in any given year, he or she will forfeit 25% of his or her compensation that is payable in cash. During 2004, all of our directors attended over 75% of the meetings of our board of directors.

      In addition to this annual retainer, each director who serves as chair of a committee of the board of directors receives an additional payment of $20,000. These fees are payable in the form of cash, restricted stock units, options to purchase our common stock, or any combination thereof, at the election of the director.

      All options to purchase common stock awarded to our directors vest over a four-year period, and all restricted stock units awarded to our directors vest on the date that is one year following the director's resignation, retirement from the board of directors or failure to be re-elected for any reason whatsoever.

      We also pay reasonable travel and accommodation expenses of directors in connection with their participation in meetings of the board of directors.

Does the chairman of the board of directors receive more compensation than other directors?

      On November 18, 2004, Joseph P. Clayton relinquished his role as our Chief Executive Officer and became chairman of our board of directors. On November 18, 2004, we granted Mr. Clayton options to purchase 2,000,000 shares of our common stock, at an exercise price of $4.72 per share, and 500,000 restricted stock units. Of these stock options, 500,000 vested immediately; and 750,000 stock options will vest on each of December 31, 2005 and December 31, 2006. Mr. Clayton's restricted stock units will vest in equal installments on January 1, 2006 and January 1, 2007.

      Our board of directors has also authorized our Compensation Committee to negotiate further arrangements with Mr. Clayton in respect of his new role as chairman of our board of directors. As part of these arrangements, we expect to enter into an agreement with Mr. Clayton to, among other things:

•	require him to remain an employee until June 30, 2005, at his current salary;

•	pay him severance in June 2005 in an amount equal to $1,050,000;

•	pay him a bonus in February 2006 for his services as an employee during 2005;

•	provide him medical, dental, vision and life insurance for five years or until he secures comparable coverage from a new employer;

•	reimburse him for his reasonable living expenses in New York City, including rent, through May 2005; and

•	reimburse him for reasonable travel expenses between his home and New York City to the extent travel is required for the business of SIRIUS or the board of directors.

      We also intend to accelerate the vesting of restricted stock units which were held by Mr. Clayton on November 17, 2004 to January 2006, and will replace the provisions in his stock option agreements that terminate the options ninety days after the end of his employment with a provision that will terminate such options three years after he ceases to be chairman of our board of directors. We expect to effect these modifications in a mutually acceptable manner, while preserving the intended economic benefits to Mr. Clayton of his stock options without any increased cost to us.

How can stockholders communicate with the board of directors?

      Stockholders may communicate directly with our board of directors, or specified individual directors, according to the procedures described on our website at www.sirius.com/aboutus/directors.

      Our Corporate Secretary reviews all correspondence to our directors and forwards to the board a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review all correspondence received by us that is addressed to members of our board.

      In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by us, our board of directors and the Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are available upon request.

Does SIRIUS have a code of ethics?

      Our board of directors has adopted a code of ethics, which is applicable to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. Our code of ethics is available on our website at www.sirius.com/aboutus/ethics. We intend to post any amendments to our code of ethics at this location on our website. Any person who wishes to receive a copy of our code of ethics, without charge, can send a letter addressed to our General Counsel at Sirius Satellite Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

REPORT OF THE AUDIT COMMITTEE

      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

      The SEC rules require us to include in this proxy statement a report from the Audit Committee of our board of directors. The following report concerns the Audit Committee's activities regarding oversight of our financial reporting and auditing process.

      The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of the NASDAQ Stock Market and under Securities Exchange Act Rule 10A-3(b)(1), and it operates under a written charter (which is attached to this proxy statement as Appendix A) adopted by our board of directors. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

      The Audit Committee met 11 times during 2004. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee's meetings include, whenever appropriate, executive sessions with our independent registered public accounting firm, without the presence of our management. During 2004, the Audit Committee devoted a substantial amount of time discussing and monitoring our efforts to comply with the requirements of the Sarbanes-Oxley Act of 2002. As part of that effort, the Audit Committee reviewed our key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure.

      As described more fully in its charter, the purpose of the Audit Committee is to assist our board of directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements; accounting and financial reporting principles; and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States.

      The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and our independent registered public accounting firm, nor can the Audit Committee certify that our independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and our independent registered public accounting firm on the basis of the information it receives, its discussions with management and our independent registered public accounting firm and the experience of the Audit Committee's members in business, financial and accounting matters.

      Among other matters, the Audit Committee monitors the activities and performance of our independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Audit Committee and our board of directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee also reviews the results of the audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls. The Audit Committee also covers various topics and events that may have significant financial impact or are the subject of discussions between management and the independent registered public accounting firm. In addition, the Audit Committee generally oversees our internal compliance programs.

      The Audit Committee has reviewed and discussed our consolidated financial statements with management and our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and our independent registered public accounting firm represented that its presentations included the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

      Ernst & Young LLP, our independent registered public accounting firm, also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with Ernst & Young LLP the firm's independence.

      Following the Audit Committee's discussions with management and Ernst & Young LLP, the Audit Committee recommended that our board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004.

Audit Committee
LAWRENCE F. GILBERTI JAMES P. HOLDEN JAMES F. MOONEY, Chairman

Principal Accountant Fees and Services

      The following table sets forth the fees billed to us by Ernst & Young LLP, our independent registered public accounting firm, as of and for the years ended December 31, 2004 and 2003:

	For the Years Ended December 31,
	2004	2003

Audit fees(1)	$984,362	$605,951
Audit-related fees(2)	30,000	23,160
Tax fees(3)	—	247,828
All other fees	—	—

	$1,014,362	$876,939

(1)	Audit fees billed by Ernst & Young LLP in 2004 related to the audit of our annual consolidated financial statements and internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002; the review of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2004; attest services; the provision of comfort letters; and the provision of consents. Audit fees billed by Ernst & Young LLP in 2003 related to the audit of our annual consolidated financial statements; the review of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2003; attest services; the provisions of comfort letters; the provision of consents; and the review and advice in respect of accounting matters in connection with our recapitalization which was completed in March 2003. Included in audit fees for the year ended December 31, 2004 is $84,750 of fees billed to us by Ernst & Young LLP related to the audit of our consolidated financial statements for the year ended December 31, 2003. Included in audit fees for the year ended December 31, 2003 is $76,000 of fees billed to us by Ernst & Young LLP related to the audit of our consolidated financial statements for the year ended December 31, 2002.

(2)	Audit-related fees billed by Ernst & Young LLP in 2004 principally related to audits of employee benefit plans and non-regulatory attest services. Audit-related fees in 2003 related to audits of employee benefit plans, services with respect to internal controls and litigation advice concerning our prior subscriber management system.

(3)	Tax fees billed by Ernst & Young LLP related to tax compliance; tax planning; and tax advice in connection with our recapitalization.

Pre-Approval Policy for Services of Independent Auditor

      It is the Audit Committee's responsibility to review and consider, and ultimately pre-approve, all audit and permitted non-audit services to be performed by our independent registered public accounting firm. In accordance with its charter, the Audit Committee has established pre-approval policies with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm. The following sets forth the primary principles of the Audit Committee's pre-approval policies:

•	The independent registered public accounting firm is not permitted to perform consulting, legal, book-keeping, valuation, internal audit, management functions, or other prohibited services, under any circumstances;

•	The engagement of our independent registered public accounting firm, including related fees, with respect to the annual audits and quarterly reviews of our consolidated financial statements is specifically approved by the Audit Committee on an annual basis;

•	The Audit Committee reviews and pre-approves a detailed list of other audit and audit-related services annually or more frequently, if required. Such services generally include services performed under the audit and attestation standards established by regulatory authorities or standard setting bodies and include services related to SEC filings, employee benefit plan audits and subsidiary audits;

•	The Audit Committee reviews and pre-approves a detailed list of permitted non-audit services annually or more frequently, if required; and

•	The Audit Committee pre-approves each proposed engagement to provide services not previously included in the approved list of audit and non-audit services and for fees in excess of amounts previously pre-approved.

      The Audit Committee has delegated to the chairman of the Audit Committee the authority to approve permitted services by the independent registered public accounting firm so long as he reports decisions to the Audit Committee at its next meeting.

      The Audit Committee has appointed Ernst & Young LLP to audit our 2005 consolidated financial statements. Representatives of the firm will be available at the annual meeting to make a statement, if they choose, and to answer any questions you may have.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

      The following Report of the Compensation Committee of our board of directors and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filings by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report or the performance graph by reference therein.

      The Compensation Committee of our board of directors, comprised solely of independent directors, is responsible for overseeing and administering our compensation programs. The Compensation Committee consults with our Senior Vice President, Human Resources, and from time to time seeks the advice and input of, and competitive compensation data from, independent compensation consultants. The Compensation Committee also reviews, monitors and approves executive compensation, establishes compensation guidelines for our officers, reviews projected personnel needs and administers our long-term stock incentive plan.

      During 2004, we hired a new Chief Executive Officer and two presidents—a President, Entertainment and Sports, and a President, Sales and Operations. Members of the Compensation Committee participated in the process of interviewing and selecting these executive officers, and recommended to our board of directors approval of their compensation arrangements.

      During 2004, we also entered into a new employment agreement with Patrick L. Donnelly, our Executive Vice President, General Counsel and Secretary. A summary of this employment agreement and the employment agreements with our other executive officers are described under the heading “Employment Agreements.”

   Compensation Philosophy

      Our compensation program in 2004 for executive officers consisted of three key elements:

•	a base salary;

•	an annual bonus; and

•	equity-based compensation, consisting of stock options and restricted stock units.

      The Compensation Committee believes that this three-part approach is consistent with programs adopted by similarly situated companies and best serves the interests of our stockholders. It enables us to meet the requirements of the competitive environment in which we operate, while ensuring that executive officers are compensated in a manner that advances both the short and long-term interests of stockholders. Under this approach, compensation for our executive officers involves a high proportion of pay that is “at risk”—namely, the annual bonus and the value and vesting of stock options and restricted stock units. Stock options and restricted stock units relate a significant portion of each executive's long-term remuneration directly to the stock price appreciation realized by our stockholders.

   Base Salaries

      The base salaries paid to each of our executive officers during 2004 were paid pursuant to the written employment agreements described under the heading “Employment Agreements.”

      The base salaries paid to Messrs. Greenstein and Meyer were largely the product of negotiations between those executives and us. In evaluating the base salaries of Messrs. Greenstein and Meyer, the Compensation Committee was advised by Frederick W. Cook, Inc., independent compensation consultants.

      The Compensation Committee approved base salary increases on February 1, 2004 for Mr. Donnelly, our Executive Vice President, General Counsel and Secretary, from $345,000 to $358,800, and for Mr. Frear, our Executive Vice President and Chief Financial Officer, from $325,000 to $331,500. No other executive officers received an increase in base salary during 2004.

These increases were made as part of our normal annual merit increase program and took into account the executives' contributions during 2003 and their expected contributions in the future.

   Annual Bonus

      During 2004, the Compensation Committee approved a bonus plan for executive officers and other employees. Under this program, employees were awarded bonuses based upon the attainment of prescribed levels of subscriber activations, prepaid subscribers, product costs and cash flow. The Compensation Committee assigned each of these criteria weight, and measured the achievement of these items in January 2005 based upon objective data certified by management. These criteria were established by the Compensation Committee after review of our business plan, and discussions with our management.

      In January 2005, the Compensation Committee awarded an annual bonus to Mr. Clayton of $600,000, Mr. Greenstein of $400,000, Mr. Meyer of $400,000, Mr. Donnelly of $321,885, and Mr. Frear of $297,862. The annual bonuses awarded to Messrs. Clayton, Donnelly and Frear were determined in accordance with the criteria contained in our 2004 bonus program. The Compensation Committee reviewed the performance of Messrs. Greenstein and Meyer during the year and, based upon the recommendation of our Chief Executive Officer, increased their bonuses from the amount which would have been paid based upon the application of the formula contained in our 2004 bonus program. Half of these bonuses were paid in cash and half of these bonuses were paid in the form of restricted stock units. These restricted stock units will vest in February 2006. Mr. Karmazin was not awarded a bonus for his work in 2004 because he commenced his employment in late November 2004.

      The Compensation Committee has approved performance goals applicable to our executive officers for the year ending December 31, 2005. Our executive officers and eligible employees will be awarded bonuses based upon the attainment of prescribed levels of corporate achievement, including subscriber activations, average monthly subscriber churn, cash flow and automakers' models available for installation of SIRIUS radios. The Compensation Committee has assigned each of these criteria a weight and will measure the achievement of these items in January 2006 based upon objective data. Executive officers and other eligible employees in certain operational divisions may also have to achieve additional objectives relevant to their specific areas of responsibility, such as programming or sales as well as individual objectives. Executive officers and eligible employees may receive cash bonuses and restricted stock units at different levels if we achieve threshold, standard or premier attainments as established by the Compensation Committee. The criteria of corporate achievement were established by the Compensation Committee after review of our business plan, and discussions with our management.

   Stock Options and Restricted Stock Units

      We provide long-term incentives through stock options and restricted stock units granted to our executive officers under our long-term stock incentive plan. The Compensation Committee believes that stock ownership by executives and other employees is the most effective method by which the interests of management may be aligned with those of our stockholders.

      In connection with the execution of his employment agreement in May 2004, Mr. Greenstein was awarded 2,800,000 options to purchase our common stock at an exercise price of $3.14 per share and 1,575,000 restricted stock units. In connection with the execution of his employment agreement in May 2004, Mr. Meyer was awarded 2,800,000 options to purchase our common stock at an exercise price of $3.14 per share and 1,200,000 restricted stock units. The terms and other conditions of these awards are described below under “Employment Agreements—Scott A. Greenstein” and “—James E. Meyer,” respectively.

      The size and terms of each of these equity-based awards, particularly the vesting provisions, were the product of negotiations between Messrs. Greenstein and Meyer and the Compensation Committee. In general, the awards were designed to compensate Messrs. Greenstein and Meyer for future performance and align their interests with our stockholders. The Compensation Committee considered the size of the equity awards to both individuals; the expected dollar value of these individual equity awards, calculated based on a binomial lattice model; the reasonableness of the awards in light of current market conditions and competitive practices; the importance of motivating these executives to achieve our objectives; and the expected perception of the awards in the marketplace. The Compensation Committee was advised by Frederick W. Cook, Inc., independent compensation consultants, as to the reasonableness of these equity awards and consulted with other members of our board of directors in recommending these awards.

      No stock options or restricted stock units were awarded to Messrs. Donnelly or Frear during 2004, other than the restricted stock units each received as part of our bonus program described above. The stock options, restricted shares of common stock and restricted stock units awarded to Messrs. Karmazin and Clayton during 2004 are described below.

      The Compensation Committee has also authorized executive management to grant stock options to employees below the senior management level on an annual basis according to guidelines intended to be competitive with comparable companies and to reward individual achievement appropriately. Our executive officers do not receive annual stock option grants under this program.

   Stock Option Repricing

      During 2004, no options held by executive officers or other employees were repriced.

   Common Stock Ownership Requirement

      During 2004, the Compensation Committee formalized a common stock ownership requirement for all of our officers. Over a five-year period, all of our officers are required to acquire, and hold, shares of our common stock. Specifically, our Chief Executive Officer is required to acquire shares of our common stock having a value equal to or greater than five times his base salary; each of our Presidents is required to acquire shares of our common stock having a value equal to or greater than three times his base salary; each of our Executive Vice Presidents is required to acquire shares of our common stock having a value equal to or greater than two and one-half times his or her base salary; each of our Senior Vice Presidents is required to acquire shares of our common stock having a value equal to or greater than two times his or her base salary; and each of our Vice Presidents is required to acquire shares of our common stock having a value equal to or greater than his or her base salary.

      Shares of common stock owned by the executive and his or her immediate family, stock held in our 401(k) savings plan and unvested restricted stock units awarded as part of our annual bonus program are counted toward the fulfillment of this common stock ownership requirement. The Compensation Committee has designed incentives, in the form of additional restricted stock units, for executives to satisfy this equity requirement prior to the end of the five-year period.

   Compensation of our Chief Executive Officer

      Mel Karmazin. In November 2004, our board of directors negotiated, and we entered into, a five-year employment agreement with Mel Karmazin to serve as our Chief Executive Officer. The terms of Mr. Karmazin's employment agreement are described below under “Employment Agreements—Mel Karmazin.”

      The terms of Mr. Karmazin's employment were established by negotiations between Mr. Karmazin and members of our board of directors, including members of the Compensation Committee. The board of directors and the Compensation Committee did not retain an independent compensation consultant to advise them in the negotiation of Mr. Karmazin's compensation arrangements or to assess the reasonableness of the compensation arrangements. In assessing Mr. Karmazin's compensation, the Compensation Committee and our board of directors evaluated:

•	Mr. Karmazin's historical compensation; and

•	other publicly available compensation information for chief executive officers that was prepared Frederick W. Cook, Inc. at the request of the Compensation Committee as part of the process of evaluating potential compensation for Mr. Clayton if it wished to extend his employment as our chief executive officer.

      Our board of directors and the Compensation Committee concluded that, in their business judgment, Mr. Karmazin's profile, qualifications and experience, particularly in radio, were uniquely suited for SIRIUS' needs, and that the compensation, including the base salary, stock option and restricted stock components of the compensation, was, taken as a whole, reasonable and appropriate under the circumstances.

      Joseph P. Clayton. In November 2001, our board of directors negotiated, and we entered into, an employment agreement with Mr. Clayton, to serve as our Chief Executive Officer. During 2004, we paid Mr. Clayton pursuant to this employment agreement.

      On November 18, 2004, Mr. Clayton relinquished his role as our Chief Executive Officer and became chairman of our board of directors. Our board of directors and the Compensation Committee believed that it was important to retain the services of Mr. Clayton to, among other things, facilitate the transition of SIRIUS' strategic relationships with automakers, retailers and radio manufacturers and assist in maintaining the continuity of senior management, almost all of whom were recruited by Mr. Clayton. On November 18, 2004, in conjunction with his appointment as chairman of our board of directors, we granted Mr. Clayton options to purchase 2,000,000 shares of our common stock, at an exercise price of $4.72 per share, and 500,000 restricted stock units. Of these stock options, 500,000 vested immediately; and 750,000 stock options will vest on each of December 31, 2005 and December 31, 2006. Mr. Clayton's restricted stock units will vest in equal installments on January 1, 2006 and January 1, 2007.

      The Compensation Committee has been authorized by the board of directors to negotiate further arrangements with Mr. Clayton to compensate him for his services as an employee through June 2005 and in respect of his new role as chairman of our board of directors. Further information regarding the terms of the agreement we expect to enter into with Mr. Clayton are contained on page 8 of this proxy statement under “Does the chairman of the board of directors receive more compensation than other directors?”.

   Policy with Respect to Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code places a $1 million per person limitation on the tax deduction we may take for compensation paid to our Chief Executive Officer and our four other highest paid executive officers, except that compensation constituting performance-based compensation, as defined by the Internal Revenue Code, is not subject to the $1 million limit. The Compensation Committee generally intends to grant awards under our long-term stock incentive plan consistent with the terms of Section 162(m) so that such awards will not be subject to the $1 million limit. However, the Compensation Committee reserves the discretion to pay compensation that does not qualify for exemption under Section 162(m) where the Compensation Committee believes such action to be in the best interests of our stockholders.

Compensation Committee
LEON D. BLACK LAWRENCE F. GILBERTI, Chairman JAMES P. HOLDEN

Compensation Committee Interlocks and Insider Participation

      Leon D. Black, Lawrence F. Gilberti and James P. Holden served on the Compensation Committee in 2004. There were no Compensation Committee interlocks or insider participation in 2004.

Employment Agreements

      We have entered into an employment agreement with each of our executive officers, and these agreements are described below.

      Mel Karmazin. In November 2004, we entered into a five-year agreement with Mel Karmazin to serve as our Chief Executive Officer. We pay Mr. Karmazin a base salary of $1,250,000 per year, and annual bonuses in an amount determined each year by the Compensation Committee of our board of directors.

      In connection with this agreement, we granted Mr. Karmazin options to purchase 30,000,000 shares of our common stock, at an exercise price of $4.72 per share (the closing price of our common stock on the NASDAQ National Market on the date of his employment agreement), and 3,000,000 shares of restricted common stock. The stock options and restricted shares granted to Mr. Karmazin vest in equal installments on November 18th of each of the next five years beginning November 18, 2005. The vesting of these stock options and shares of restricted stock will accelerate upon the termination of Mr. Karmazin's employment for good reason, upon his death or disability and in the event of a change in control. In the event Mr. Karmazin's employment is terminated without cause, his unvested stock options and shares of restricted stock will thereupon vest and become exercisable, and he will receive his current base salary for the remainder of the term and any earned but unpaid annual bonus.

      In the event that any payment we make, or benefit we provide, to Mr. Karmazin would require him to pay an excise tax under Section 280G of the United States Internal Revenue Code, we have agreed to pay Mr. Karmazin the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

      Scott A. Greenstein. In May 2004, we entered into an employment agreement with Scott A. Greenstein to serve as our President, Entertainment and Sports, for three years. We will pay Mr. Greenstein an annual salary of $540,750 in 2005. We paid Mr. Greenstein a one-time cash bonus of $150,000 upon commencement of his employment.

      In connection with this agreement, we granted Mr. Greenstein options to purchase 2,800,000 shares of our common stock at an exercise price of $3.14 per share, and 1,575,000 restricted stock units. Of these stock options, 1,000,000 vested in May 2004, and 600,000 vested on March 15, 2005 as a result of achieving performance milestones established by our board of directors. The balance of Mr. Greenstein's options, 1,200,000, will vest on July 1, 2008, with accelerated vesting if we achieve performance milestones established by our board of directors. Specifically, 750,000 of these options will vest on March 15, 2006 if we achieve performance milestones for the year ending December 31, 2005; and 450,000 of these options will vest on March 15, 2007 if we achieve performance milestones for the year ending December 31, 2006.

      In May 2004, 258,000 of Mr. Greenstein's restricted stock units vested, and in April 2005, 425,000 of Mr. Greenstein's restricted stock units vested. The balance of Mr. Greenstein's restricted stock units vests over the term of the agreement, with 575,000 restricted stock units vesting on April 15, 2006, and 317,000 restricted stock units vesting on April 15, 2007. Each restricted stock unit entitles Mr. Greenstein to one share of our common stock on the applicable vesting date.

      If Mr. Greenstein's employment is terminated without cause or he terminates his employment for good reason, he is entitled to receive a lump sum payment equal to (1) his base salary in effect from the termination date through May 2, 2007 and (2) any annual bonuses, at a level equal to 60% of his base salary, that would have been customarily paid during the period from the termination date through May 2, 2007. In the event Mr. Greenstein's employment is terminated without cause or he terminates his employment for good reason, we are also obligated to continue his medical, disability and life insurance benefits until May 2, 2007.

      If, following the occurrence of a change in control, Mr. Greenstein is terminated without cause or he terminates his employment for good reason, we are obligated to pay Mr. Greenstein the lesser of (1) four times his base salary and (2) 80% of the multiple of base salary, if any, that our chief executive officer would be entitled to receive under his or her employment agreement if he or she was terminated without cause or terminated for good reason following such change in control. We are also obligated to continue Mr. Greenstein's medical, disability and life insurance benefits, or pay him an amount sufficient to replace these benefits, until the third anniversary of his termination date.

      In the event that any payment we make, or benefit we provide, to Mr. Greenstein would require him to pay an excise tax under Section 280G of the United States Internal Revenue Code, we have agreed to pay Mr. Greenstein the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

      James E. Meyer. In May 2004, we entered into an employment agreement with James E. Meyer to serve as our President, Sales and Operations, and in March 2005, we amended that agreement. Mr. Meyer has agreed to serve as our President, Sales and Operations, until April 2006 and we will pay Mr. Meyer an annual salary of $540,750 in 2005. We paid Mr. Meyer a one-time cash bonus of $150,000 upon commencement of his employment.

      In connection with these agreements, we granted Mr. Meyer options to purchase 2,800,000 shares of our common stock at an exercise price of $3.14 per share, and 1,300,000 restricted stock units. Of these stock options, 1,000,000 vested in May 2004 and 600,000 vested on March 15, 2005 as the result of satisfaction of performance milestones established by our board of directors. The balance of Mr. Meyer's options, 1,200,000, vest on April 15, 2007, with accelerated vesting if we achieve performance milestones established by our board of directors for the year ending December 31, 2005.

      In May 2004, 133,000 of Mr. Meyer's restricted stock units vested, and in April 2005, 400,000 of Mr. Meyer's restricted stock units vested. The balance of Mr. Meyer's restricted stock units will vest on April 15, 2006. Each restricted stock unit entitles Mr. Meyer to one share of our common stock on the applicable vesting date.

      If Mr. Meyer's employment is terminated without cause or he terminates his employment for good reason, he is entitled to receive a lump sum equal to (1) his base salary in effect from the termination date through April 16, 2006 and (2) any annual bonuses, at a level equal to 60% of his base salary, that would have been customarily paid during the period from the termination date through April 16, 2006. In the event Mr. Meyer's employment is terminated without cause or he terminates his employment for good reason, we are also obligated to continue his medical, disability and life insurance benefits until April 16, 2006.

      If, following the occurrence of a change in control, Mr. Meyer is terminated without cause or he terminates his employment for good reason, we are obligated to pay Mr. Meyer the lesser of (1) four times his base salary, and (2) 80% of the multiple of base salary, if any, that our chief executive officer would be entitled to receive under his or her employment agreement if he or she was terminated without cause or terminated for good reason following such change of control. We are also obligated to continue Mr. Meyer's medical, disability and life insurance benefits, or pay him an amount sufficient to replace these benefits, until the third anniversary of his termination date.

      In the event that any payment we make, or benefit we provide, to Mr. Meyer would require him to pay an excise tax under Section 280G of the United States Internal Revenue Code, we have agreed to pay Mr. Meyer the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax were not imposed.

      Upon the expiration of Mr. Meyer's employment agreement on April 16, 2006, we have agreed to offer Mr. Meyer a one-year consulting agreement. We expect to reimburse Mr. Meyer for all of his reasonable out-of-pocket expenses associated with the performance of his obligations under this consulting agreement, but do not expect to pay him any cash compensation. As consideration for the services under this consulting agreement, we intend to grant Mr. Meyer an additional 300,000 restricted stock units. These restricted stock units will vest on May 3, 2007 if Mr. Meyer continues to be engaged by us as a consultant on such date.

      Patrick L. Donnelly. In November 2004, we entered into an employment agreement with Patrick L. Donnelly to serve as our Executive Vice President, General Counsel and Secretary until May 2006. We will pay Mr. Donnelly an annual base salary of $369,564 in 2005.

      If Mr. Donnelly's employment is terminated without cause or he terminates his employment for good reason, we are obligated to pay Mr. Donnelly his annual salary and the annual bonus last paid to him and to continue his medical, disability and life insurance benefits for one year.

      In the event that any payment we make, or benefit we provide, to Mr. Donnelly would require him to pay an excise tax under Section 280G of the United States Internal Revenue Code, we have agreed to pay Mr. Donnelly the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

      David J. Frear. In June 2003, we entered into an employment agreement with David J. Frear to serve as our Executive Vice President and Chief Financial Officer for three years. We will pay Mr. Frear an annual base salary of $351,488 in 2005.

      In connection with this agreement, we granted Mr. Frear options to purchase 1,400,000 shares of our common stock at an exercise price of $1.85 per share, and 600,000 restricted stock units. Of these stock options, 533,333 vested during 2004 and 600,000 vested on March 15, 2005 as a result of the achievement of performance milestones established by our board of directors. The balance of Mr. Frear's options will vest in equal installments on July 1, 2005 and July 1, 2006. Mr. Frear's 600,000 restricted stock units will vest on July 1, 2008; however, this vesting will accelerate if performance milestones established by our board of directors for the year ending December 31, 2005 are met. Each restricted stock unit entitles Mr. Frear to one share of our common stock on the vesting date.

      If Mr. Frear's employment is terminated without cause or he terminates his employment for good reason, we are obligated to pay Mr. Frear his annual salary and the annual bonus last paid to him.

      In the event that any payment we make, or benefit we provide, to Mr. Frear would require him to pay an excise tax under Section 280G of the United States Internal Revenue Code, we have agreed to pay Mr. Frear the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

Summary Compensation Table

      The table below shows the compensation for the last three years for our Chief Executive Officer, our former Chief Executive Officer and the other four most highly compensated executive officers at the end of 2004.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Other Annual Compensation($)(3)	Restricted Stock Awards ($)(4)		Securities Underlying Options/ SARS (#)(5)	All Other Compensation ($)(6)

Mel Karmazin	2004	147,436	—	—	14,160,000	(7)	30,000,000	—
Chief Executive Officer	2003	—	—	—	—		—	—
	2002	—	—	—	—		—	—
Joseph P. Clayton	2004	600,000	600,000	71,548	2,360,000	(8)	2,750,000	18,450
Former Chief Executive Officer	2003	600,000	432,000	67,248	7,290,000	(9)	11,250,000	28,000
and current Chairman of	2002	600,000	300,000	49,372	—		750,000	8,250
Board of Directors
Scott A. Greenstein	2004	344,279	550,000	—	5,386,500	(10)	2,800,000	16,238
President, Entertainment	2003	—	—	—	—		—	—
and Sports	2002	—	—	—	—		—	—
James E. Meyer	2004	344,279	550,000	96,832	4,104,000	(11)	2,800,000	13,613
President, Sales and Operations	2003	—	—	—	—		—	—
	2002	—	—	—	—		—	—
Patrick L. Donnelly	2004	357,650	321,885	—	—		—	18,450
Executive Vice President,	2003	345,000	235,700	—	1,944,000	(12)	2,800,000	22,655
General Counsel and Secretary	2002	345,000	172,500	—	—		—	8,250
David J. Frear	2004	330,958	297,862	75,203	—		—	13,435
Executive Vice President	2003	176,042	98,583	131,273	972,000	(13)	1,400,000	4,964
and Chief Financial Officer	2002	—	—	—	—		—	—

(1)	Mr. Karmazin became our chief executive officer in November 2004, at which time Mr. Clayton relinquished his position as our chief executive officer. Messrs. Greenstein and Meyer became executive officers in May 2004. Mr. Frear became an executive officer in June 2003.
(2)	Bonuses for executive officers for the years ended December 31, 2004 and 2003 were paid 50% in cash and 50% in restricted stock units. Such restricted stock units vest approximately one year from the date of issue. Bonus amounts for 2004 and 2003 represent the cash amount paid plus the value of the restricted stock units on the date of grant. Messrs. Greenstein and Meyer each received a cash bonus of $150,000 upon execution of their employment agreements in May 2004, and these amounts are included in this column.
(3)	Represents amounts reimbursed to Messrs. Clayton and Meyer for temporary living expenses in accordance with their respective employment agreements, and amounts reimbursed to Mr. Frear for temporary living and relocation expenses.
(4)	Amounts in this column exclude the value of the restricted stock units awarded to our executive officers as part of their 2004 and 2003 annual bonuses. The value of these restricted stock units as of the date they were awarded are included under the “Bonus” column.
(5)	We have not granted any stock appreciation rights.
(6)	Represents matching and profit sharing contributions by us under our 401(k) savings plan. These amounts were paid in the form of shares of our common stock.
(7)	In November 2004, Mr. Karmazin was awarded 3,000,000 shares of restricted common stock. The amount represents the value of these restricted shares of common stock (calculated by multiplying the closing price of our common stock on November 18, 2004, $4.72 per share, by the number of restricted shares of common stock awarded) on November 18, 2004. On December 31, 2004, these restricted shares of common stock had an aggregate value of $22,860,000 (calculated by multiplying the closing price of our common stock on December 31, 2004, $7.62 per share, by the number of restricted shares of common stock awarded). These shares of restricted stock vest in equal installments on November 18th of each of the next five years beginning November 18, 2005.
(8)	In November 2004, Mr. Clayton was awarded 500,000 restricted stock units. The amount represents the value of these restricted stock units (calculated by multiplying the closing price of our common stock on November 18, 2004, $4.72 per share, by the number of restricted stock units awarded) on November 18, 2004. On December 31, 2004, these restricted stock units had an aggregate value of $3,810,000 (calculated by multiplying the closing price of our common stock on December 31, 2004, $7.62 per share, by the number of restricted stock units awarded). These restricted stock units will vest in equal installments on January 1, 2006 and January 1, 2007.

(9)	In August 2003, Mr. Clayton was awarded 4,500,000 restricted stock units. The amount represents the value of these restricted stock units (calculated by multiplying the closing price of our common stock on August 8, 2003, $1.62 per share, by the number of restricted stock units awarded) on August 11, 2003. On December 31, 2004, these restricted stock units had an aggregate value of $34,290,000 (calculated by multiplying the closing price of our common stock on December 31, 2004, $7.62 per share, by the number of restricted stock units awarded). These restricted stock units will vest on July 1, 2008; however, this vesting will accelerate if performance milestones established by our board of directors for the year ending December 31, 2005 are satisfied. We expect to accelerate the vesting of these restricted stock units to January 2006.
(10)	In May 2004, Mr. Greenstein was awarded 1,575,000 restricted stock units. The amount represents the value of these restricted stock units (calculated by multiplying the closing price of our common stock on May 5, 2004, $3.42 per share, by the number of restricted stock units awarded) on May 5, 2004. On May 5, 2004, 258,000 of these restricted stock units vested, and Mr. Greenstein sold 130,373 shares of our common stock to pay federal and state taxes associated with the vesting of these restricted stock units. On December 31, 2004, Mr. Greenstein held 1,444,627 restricted stock units which had an aggregate value of $11,008,058 (calculated by multiplying the closing price of our common stock on December 31, 2004, $7.62 per share, by the number of restricted stock units). Of these restricted stock units, 425,000 vested on April 15, 2005, and 575,000 will vest on April 15, 2006 and 317,000 will vest on April 15, 2007.
(11)	In May 2004, Mr. Meyer was awarded 1,200,000 restricted stock units. The amount represents the value of these restricted stock units (calculated by multiplying the closing price of our common stock on May 5, 2004, $3.42 per share, by the number of restricted stock units awarded) on May 5, 2004. On May 5, 2004, 133,000 of these restricted stock units vested, and Mr. Meyer sold 65,575 shares of our common stock to pay federal and state taxes associated with the vesting of these restricted stock units. On December 31, 2004, Mr. Meyer held 1,134,425 restricted stock units which had an aggregate value of $8,644,319 (calculated by multiplying the closing price of our common stock on December 31, 2004, $7.62 per share, by the number of restricted stock units). Of these restricted stock units, 400,000 vested on April 15, 2005, and the balance will vest on April 15, 2006.
(12)	In August 2003, Mr. Donnelly was awarded 1,200,000 restricted stock units. The amount represents the value of these restricted stock units (calculated by multiplying the closing price of our common stock on August 8, 2003, $1.62 per share, by the number of restricted stock units awarded) on August 11, 2003. On December 31, 2004, these restricted stock units had an aggregate value of $9,144,000 (calculated by multiplying the closing price of our common stock on December 31, 2004, $7.62 per share, by the number of restricted stock units awarded). These restricted stock units will vest on July 1, 2008; however, this vesting will accelerate if performance milestones established by our board of directors for the year ending December 31, 2005 are satisfied.
(13)	In August 2003, Mr. Frear was awarded 600,000 restricted stock units. The amount represents the value of these restricted stock units (calculated by multiplying the closing price of our common stock on August 8, 2003, $1.62 per share, by the number of restricted stock units awarded) on August 11, 2003. On December 31, 2004, these restricted stock units had an aggregate value of $4,572,000 (calculated by multiplying the closing price of our common stock on December 31, 2004, $7.62 per share, by the number of restricted stock units awarded). These restricted stock units will vest on July 1, 2008; however, this vesting will accelerate if performance milestones established by our board of directors for the year ending December 31, 2005 are satisfied.

Option Grants during 2004

      The following table sets forth certain information for the year ended December 31, 2004 with respect to options granted to individuals named in the Summary Compensation Table above.

OPTION GRANTS IN LAST FISCAL YEAR

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation
Name	Number of Securities Underlying Options (#)	% of Total Options Granted to Employees	Exercise Price ($/Share)	Market Price on Date of Grant ($/Share)	Expiration Date	5% ($)	10% ($)

Mel Karmazin	30,000,000	66.8	4.72	4.72	11/17/2014	89,051,479	225,673,932
Joseph P. Clayton	750,000	6.1	5.25	5.25	11/26/2014	2,476,273	6,275,361
	2,000,000	—	4.72	4.72	11/18/2014	5,936,765	15,044,929
Scott A. Greenstein	2,800,000	6.2	3.14	3.14	5/5/2014	5,529,242	14,012,184
James E. Meyer	2,800,000	6.2	3.14	3.14	5/5/2014	5,529,242	14,012,184
Patrick L. Donnelly	—	—	—	—	—	—	—
David J. Frear	—	—	—	—	—	—	—

      We have not granted any stock appreciation rights.

Option Exercises and Values for 2004

      The following table sets forth information with respect to the number of shares acquired upon exercise of stock options and the value realized upon exercise of such stock options by the individuals named in the Summary Compensation Table during 2004. The table also contains information regarding the number of shares covered by both exercisable and unexercisable stock options held by the individuals named in the Summary Compensation Table as of December 31, 2004. Also reported are the values for “in-the-money” stock options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of our common stock as of December 31, 2004 ($7.62 per share).

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mel Karmazin	—	—	—	30,000,000	—	87,000,000
Joseph P. Clayton	2,000,000	13,757,000	5,500,000	8,000,000	21,719,993	47,120,007
Scott A. Greenstein	—	—	1,000,000	1,800,000	4,480,000	8,064,000
James E. Meyer	1,000,000	4,384,000	116,666	1,933,334	482,162	8,941,338
Patrick L. Donnelly	1,050,000	5,940,825	516,666	1,733,334	158,662	11,405,338
David J. Frear	250,000	1,417,500	283,333	866,667	1,634,831	5,000,669

      We have not granted any stock appreciation rights.

Equity Compensation Plans

      The following table sets forth information as of December 31, 2004 regarding the number of shares of our common stock to be issued under outstanding options, warrants or rights, the weighted average exercise price of such outstanding options, warrants or rights, and the securities remaining available for issuance under our equity compensation plans that have been approved and not approved by our security holders.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants or rights	Weighted average exercise price of outstanding options, warrants or rights	Number of securities remaining available for future issuance under equity compensation plans(1)

Equity compensation plans approved by security holders(2)	120,203,087	$3.28	110,819,454
Equity compensation plans not approved by security holders	—	—	—
Total	120,203,087	$3.28	110,819,454

(1)	The number of securities available for issuance under the Amended and Restated Sirius Satellite Radio 2003 Long-Term Stock Incentive Plan is equal to 15% of the sum of: (i) the issued and outstanding shares of our common stock; (ii) any shares of our common stock which are issuable as a result of any conversion, exchange or exercise of any preferred stock, warrant or other security of the company which is outstanding on the date of determination; and (iii) the shares of our common stock which have been issued or are issuable to employees, consultants and directors pursuant to the plan, our Sirius Satellite Radio 1999 Long-Term Stock Incentive Plan, our Amended and Restated 1994 Stock Option Plan and our Amended and Restated 1994 Directors' Nonqualified Stock Option Plan.

(2)	Our stockholders have approved the Amended and Restated Sirius Satellite Radio 2003 Long-Term Stock Incentive Plan, the Sirius Satellite Radio 1999 Long-Term Stock Incentive Plan, our Amended and Restated 1994 Stock Option Plan and our Amended and Restated 1994 Directors' Nonqualified Stock Option Plan. The number of securities to be issued upon exercise includes restricted stock units which have a weighted average exercise price of $0.

COMPARISON OF CUMULATIVE TOTAL RETURNS

      Set forth below is a graph comparing the cumulative performance of our common stock with the Standard & Poor's Composite-500 Stock Index, or the S&P 500, and the NASDAQ Telecommunications Index from December 31, 2000 to December 31, 2004. The graph assumes that $100 was invested on December 31, 2000 in each of our common stock, the S&P 500 and the NASDAQ Telecommunications Index and that all dividends were reinvested.

CUMULATIVE  TOTAL RETURN
Based upon an initial investment of $100 on December 31, 2000 with dividends reinvested

$200

$150

$100

$50

$0

12/00

2002

2001

2003

2004

SOURCE: MACKENZEE PARTNERS, INC.

Sirius Satellite Radio Inc.

S&P 500®

NASDAQ Telecommunications Index

Date	SIRIUS	S&P 500	NASDAQ Telecommunications Index(1)
December 31, 2000	$100	$100	$100
December 31, 2001	$39	$88	$51
December 31, 2002	$2	$69	$23
December 31, 2003	$11	$88	$40
December 31, 2004	$25	$97	$42

(1)	The NASDAQ Telecommunications Index is a capitalization weighted index designed to measure the performance of all NASDAQ-traded stocks in the telecommunications sector, including satellite technology.

ITEM 1—ELECTION OF DIRECTORS

      Our board of directors currently has eight members, all of whom are standing for re-election at this year's annual meeting. Directors serve until the next annual meeting of stockholders or until the director is succeeded by another director who has been duly elected and qualified. Each of the nominated directors has agreed to serve if elected. However, if for some reason any of the nominees is unable to accept nomination or election, it is intended that shares represented by proxies will be voted for such substitute nominee as designated by our board of directors. Biographical information for each of the nominees is presented below.

Nominees for the Board of Directors

      Leon D. Black, age 53, has been a director since June 2001. Mr. Black is one of the founding principals of Apollo Advisors, L.P., which manages investment capital on behalf of institutions. He is also the founder of Apollo Real Estate Advisors, L.P. From 1977 to 1990, Mr. Black worked at Drexel Burnham Lambert Incorporated, where he served as Managing Director, head of the Mergers & Acquisitions Group and co-head of the Corporate Department. Mr. Black is a director of United Rentals, Inc., Allied Waste Industries, Inc., Nalco Corporation, United Rentals, Inc. and Wyndham International, Inc. Mr. Black is a trustee of The Museum of Modern Art, Mt. Sinai Hospital, The Metropolitan Museum of Art, Lincoln Center for The Performing Arts, Prep for Prep, The Asia Society and Dartmouth College.

      Joseph P. Clayton, age 55, has served as chairman of our board of directors since November 2004 and as a director since November 2001. He served as our Chief Executive Officer from November 2001 through November 2004. Mr. Clayton served as President of Global Crossing North America, a global internet and long distance services provider, from September 1999 until November 2001. Mr. Clayton also served as a member of the board of directors of Global Crossing Ltd. from September 1999 until May 2002. On January 28, 2002, Global Crossing Ltd. and certain of its affiliates filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. From August 1997 to September 1999, Mr. Clayton was President and Chief Executive Officer of Frontier Corporation, a Rochester, New York-based national provider of local telephone, long distance, data, conferencing and wireless communications services, which was acquired by Global Crossing in September 1999. Prior to joining Frontier, Mr. Clayton was Executive Vice President, Marketing and Sales—Americas and Asia, of Thomson S.A., a leading consumer electronics company. Mr. Clayton is a member of the board of directors of Transcend Services Inc., a trustee of Bellarmine University and The Rochester Institute of Technology and a member of the advisory board of Indiana University School of Business.

      Lawrence F. Gilberti, age 54, has been a director since September 1993. Since June 2000, Mr. Gilberti has been a partner in the law firm of Reed Smith LLP; from May 1998 through May 2000, he was of counsel to that firm. From August 1994 to May 1998, Mr. Gilberti was a partner in the law firm of Fischbein Badillo Wagner & Harding.

      James P. Holden, age 53, has been a director since August 2001. From October 1999 until November 2000, Mr. Holden was the President and Chief Executive Officer of DaimlerChrysler Corporation, a subsidiary of DaimlerChrysler AG, one of the world's largest automakers. Prior to being appointed President in 1999, Mr. Holden held numerous senior positions within Chrysler Corporation during his 19-year career at the company. Mr. Holden is a director of Speedway MotorSports, Inc.

      Mel Karmazin, age 61, has served as our Chief Executive Officer and a member of our board of directors since November 2004. Prior to joining us, Mr. Karmazin was President and Chief Operating Officer and a member of the board of directors of Viacom Inc. from May 2000 until June 2004. Prior to joining Viacom, Mr. Karmazin was President and Chief Executive Officer of CBS Corporation from January 1999 and a director of CBS Corporation from 1997 until its merger with Viacom in May 2000. He was President and Chief Operating Officer of CBS Corporation from April 1998 through December 1998. Mr. Karmazin joined CBS Corporation in December 1996 as Chairman and Chief Executive Officer of CBS Radio and served as Chairman and Chief Executive Officer of the CBS Station Group (Radio and Television) from May 1997 to April 1998. Prior to joining CBS Corporation, Mr. Karmazin served as President and Chief Executive Officer of Infinity Broadcasting Corporation from 1981 until its acquisition by CBS Corporation in December 1996. Mr. Karmazin served as Chairman, President and Chief Executive Officer of Infinity from December 1998 until the merger of Infinity Broadcasting Corporation with Viacom in February 2001.

      Warren N. Lieberfarb, age 61, has been a director since September 2003. Mr. Lieberfarb is the president and chief executive officer of Warren N. Lieberfarb & Associates LLC, a media, entertainment and technology consulting firm. From 1984 until December 2002, Mr. Lieberfarb was President of Warner Home Video, a subsidiary of Warner Bros. Entertainment, a global leader in the creation, distribution, licensing and marketing of theatrical motion pictures, television programming, animation, video/DVD and related products. Mr. Lieberfarb serves on the board of trustees of the University of Pennsylvania, on the board's nominating and development committees, and on the undergraduate executive board of The Wharton School. He also serves on the board of directors and the board of trustees of the American Film Institute, and chairs its entrepreneurial committee, and on the board of directors of Digital Theatre Systems, Inc. Mr. Lieberfarb is also a member of the Academy of Motion Picture Arts and Sciences.

      Michael J. McGuiness, age 41, has been a director since June 2003. Since 1994, Mr. McGuiness has been a portfolio manager for W.R. Huff Asset Management Co., L.L.C., an investment adviser and private equity boutique.

      James F. Mooney, age 50, has been a director since July 2003. Since December 2004, Mr. Mooney has been chairman of the board of directors of RCN Corporation, a provider of bundled telephone, cable and high speed internet services. Since March 2003, Mr. Mooney has also been chairman of the board of directors of NTL Incorporated, a cable television company with operations in the United Kingdom and Ireland. From April 2001 to September 2002, Mr. Mooney was the Executive Vice President and Chief Operating Officer of Nextel Communications Inc., a provider of wireless communications services. From January 2000 to January 2001, Mr. Mooney was the Chief Executive Officer and Chief Operating Officer of Tradeout Inc., an asset management firm owned jointly by General Electric Capital, Ebay Inc. and Benchmark Capital. From March 1999 to January 2000, Mr. Mooney was the Chief Financial Officer/Chief Operating Officer at Baan Company, a business management software provider. From 1980 until 1999, Mr. Mooney held a number of positions with IBM Corporation, including Chief Financial Officer of the Americas.

      The board of directors unanimously recommends a vote “FOR” each of the nominees.

OTHER MATTERS

      Our board of directors does not intend to present, or have any reason to believe others will present, any items of business other than the election of directors. If other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with the recommendation of our board of directors.

By Order of the Board of Directors,
PATRICK L. DONNELLY Executive Vice President, General Counsel and Secretary

New York, New York
April 20, 2005

APPENDIX A

SIRIUS SATELLITE RADIO INC.
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Purpose

      The primary purpose of the Audit Committee is to assist the Board of Directors (the “Board”) in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including the development and maintenance of systems of internal accounting and financial controls and the outside auditor's annual audit of the Company's financial statements.

Composition

      The Committee shall consist of at least three Directors, and the Committee's composition will meet the requirements for audit committees of the NASDAQ:

•	No member may have a relationship to the Company that may interfere with the exercise of his or her independence from management and the Company;

•	Each member shall be financially literate or will become financially literate within a reasonable period of time after his or her appointment to the Committee; and

•	At least one member shall have accounting or related financial management expertise.

      The determination of any member's qualification to serve on the Audit Committee, including assessments of financial literacy and of past accounting or financial management expertise, shall be made by the Board in keeping with the applicable requirements and definitions of the NASDAQ.

Responsibilities, including Structure and Processes

      The Committee's job is one of oversight, recognizing that the Company's management is responsible for preparing the Company's financial statements and for developing and maintaining systems of internal accounting and financial controls and that outside auditors are ultimately accountable to the Committee and the Board for their review of the financial statements and internal controls of the Company. The Committee also recognizes that the financial management and the internal and outside auditors have more knowledge and information about the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or internal controls or any professional certification as to the outside auditor's work.

      The following functions shall be the common recurring activities of the Committee in carrying out its oversight responsibilities, and the Committee may, as it deems appropriate, act as a whole, through subcommittees or through the Committee chair. In discharging its oversight role, the Committee shall have full access to all books, records, facilities and personnel of the Company and the authority to retain outside counsel, auditors or other experts.

1.	The Committee shall review and reassess the adequacy of this Charter on an annual basis and shall make recommendations to the Board, as conditions dictate, to update this Charter.
2.	The Committee shall have the responsibility to evaluate the outside auditor annually and to make recommendations to the Board concerning its appointment. The Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor.
3.	The Committee shall review and approve the appointment or termination of the Company's Controller and any internal auditor.
4.	The Committee shall meet regularly with the Company's Controller and outside auditors independent of management.

A-1

5.	The Committee shall review and discuss with management the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Stockholders if distributed prior to the filing of Form 10-K) and shall discuss with the outside auditor the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, as amended or supplemented.
6.	In connection with the review by the outside auditors of the financial information included in the Company's Quarterly Reports on Form 10-Q, the Committee shall prior to the release of earnings or the filing of the Form 10-Q discuss with the outside auditors the matters required to be discussed by SAS No. 61, as amended or supplemented.
7.	The Committee shall review any significant disagreement between management and the internal or outside auditors in connection with the preparation of the financial statements.
8.	The Committee shall:
• receive from the outside auditors, at least annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1;
• review and discuss with the outside auditors any relationships or services that may impact the objectivity and independence of the outside auditor; and
• recommend, if necessary, that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence.
9.	Based on the review and discussions referred to in paragraphs 5 through 8, the Committee shall determine whether to recommend to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K.
10.	The Committee shall prepare its report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.
11.	The Committee shall discuss with management, the Company's Controller, and the outside auditor the quality and adequacy of the Company's internal controls.
12.	The Committee shall receive reports on legal compliance and litigation matters and review the significant reports as well as management's responses thereto.
13.	The Committee shall review and make recommendations to the Board concerning the Company's policies with regard to affiliate transactions and officers' expense accounts and perquisites.
14.	The Committee shall maintain minutes or other record of its meetings and make reports on its meetings to the Board.

A-2

Appendix 1

SIRIUS SATELLITE RADIO INC.

ADMISSION TICKET

2005 ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, MAY 25, 2005
9:00 A.M.

TO BE HELD AT
THE EQUITABLE CENTER
THE AUDITORIUM
787 SEVENTH AVENUE
NEW YORK, NEW YORK

THIS TICKET MUST BE PRESENTED TO ENTER THE MEETING

SIRIUS SATELLITE RADIO INC. Proxy Solicited on behalf of the Board of Directors of Sirius Satellite Radio Inc.

The undersigned hereby appoints Patrick L. Donnelly and Ruth A. Ziegler, and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein to vote the undersigned’s shares of Sirius Satellite Radio common stock (including any shares of common stock which the undersigned has the right to direct the proxies to vote under the Sirius Satellite Radio Inc. 401(k) Savings Plan) at the Annual Meeting of Stockholders of SIRIUS SATELLITE RADIO INC. to be held on Wednesday, May 25, 2005, at 9:00 A.M., in the Auditorium at The Equitable Center, 787 Seventh Ave, New York, New York, and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed on the reverse hereof by the Stockholder. If no direction is made, this proxy will be voted FOR all nominees.

(Continued and to be dated and signed on the reverse side)

SIRIUS SATELLITE RADIO INC. P.O. BOX 11492 NEW YORK, N.Y. 10203-0492

SIRIUS SATELLITE RADIO INC.		YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK
INTERNET		TELEPHONE		MAIL
https://www.proxyvotenow.com/siri		1-866-353-7844
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

If you would like to access future Proxy Statements and Annual Reports electronically, please go to https://www.giveconsent.com/siri to give your consent. This consent will remain in effect until you notify Sirius by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement.

1-866-353-7844 CALL TOLL-FREE TO VOTE
DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

	Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.	Votes must be indicated (x) in Black or Blue ink.
The Board of Directors recommends a vote “FOR” each item.
1.	To elect eight (8) members to the Board of Directors:

FOR all nominees listed below	WITHHOLD AUTHORITY to vote for all nominees listed below	*EXCEPTIONS	To change your address, please mark this box.
Nominees:	01 - Leon D. Black, 02 - Joseph P. Clayton, 03 - Lawrence F. Gilberti, 04 - James P. Holden, 05 - Mel Karmazin, 06 - Warren N. Lieberfarb, 07 - Michael J. McGuiness and 08 - James F. Mooney		To include any comments, please mark this box.

(Instructions: To withhold authority to vote for any individual nominee, mark the “*Exceptions” box and write that nominee’s name in the space provided below.)
*Exceptions

S C A N L I N E

The signature on this Proxy should correspond exactly with stockholders name as printed to the left.
In case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

	Date Stock Owner sign here	Co-Owner sign here

4860